Exhibit 99.1

Quality Systems, Inc. | Page 1

QUALITY SYSTEMS, INC. COMPLETES HEALTHFUSION HOLDINGS, INC. ACQUISITION

Irvine, Calif. – January 4, 2016 – Quality Systems, Inc. (NASDAQ: QSII), announced today completion of its previously announced acquisition of HealthFusion Holdings, Inc. (HealthFusion) for $165 million plus the potential additional contingent consideration of up to $25 million.

Based in San Diego, Calif., HealthFusion is a leading developer of web-based, cloud computing software for physicians, hospitals and medical billing services. HealthFusion’s 100 percent cloud-based MediTouch® platform is currently used by over 3,000 physician practices, hospital ambulatory centers and medical billing services (totaling more than 6,000 subscribers).

“We are pleased to close the HealthFusion transaction on schedule and consistent with the terms previously mentioned,” said Rusty Frantz, president and chief executive officer at Quality Systems, Inc. “The extension of HealthFusion’s solutions and intellectual property supports our strategy to expand both our client base and solution capabilities in our core ambulatory market. We look forward to expanding the platform to satisfy the needs of practices of increasing size and complexity as they navigate the changing healthcare models to succeed in the new value-based environment.”

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. (QSI) and its subsidiary, NextGen Healthcare Information Systems, develop and provide a range of software and services for medical and dental group practices, including practice management and electronic health record applications, patient portal, interoperability and connectivity products, and population health management and analytics offerings. Services include managed cloud services, revenue cycle management, claims clearinghouse, data interchange and value-add consulting. The Company’s solution portfolio is readily integrated and collectively positioned to drive low total cost of ownership for its client partners, as well as enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

Contacts:

For Media and Public Relations Inquiries Contact:

NextGen Healthcare

Michelle Rovner, 215-657-7010

mrovner@nextgen.com

Quality Systems, Inc. | Page 2

For Investor Relations Inquiries Contact:

Quality Systems, Inc.

Susan J. Lewis, 954-389-3700

slewis@qsii.com

Quality Systems, Inc.

John Stumpf, 949-255-2600

Interim CFO

jstumpf@qsii.com

Certain statements in this news release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements made by Rusty Frantz regarding the anticipated impact of the HealthFusion acquisition. These forward-looking statements may contain the words “believe,” “anticipate,” “continue,” “expect,” “plan,” “potential,” “predict,” “estimate,” “outlook,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, but are not limited to, market and financial conditions which may impact the performance of HealthFusion as well as those risks set forth in the Company’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

© 2015 Quality Systems, Inc., Irvine, CA 92612

® Marks owned by Quality Systems, Inc.

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